Exhibit 4.2

INVESCO FINANCE PLC,

as Issuer,

INVESCO LTD.,

as Guarantor,

and

THE BANK OF NEW YORK MELLON

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

October 14, 2015

Supplement to Indenture dated as of November 8, 2012

(3.750% Senior Notes due 2026)

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE, dated as of October 14, 2015, by and among INVESCO FINANCE PLC, a public limited company duly organized and existing under the laws of England and Wales (the “Company”), INVESCO LTD., a Bermuda exempted limited company (the “Guarantor”), and THE BANK OF NEW YORK MELLON, a New York banking corporation (hereafter called the “Trustee”), as Trustee under the Indenture (as hereinafter defined).

RECITALS

WHEREAS, the Company and the Trustee have as of November 8, 2012 entered into an Indenture (hereinafter called the “Indenture”, all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Indenture) providing for the issuance by the Company from time to time of unsecured debentures, notes or other evidences of indebtedness;

WHEREAS, the Company desires to issue a new series of senior debt securities under the Indenture, and has duly authorized the creation and issuance of such debt securities and the execution and delivery of this Fourth Supplemental Indenture to modify the Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the Company deems it advisable to enter into this Fourth Supplemental Indenture for the purposes of establishing the terms of such debt securities and providing for the rights, obligations and duties of the Trustee with respect to such debt securities;

WHEREAS, Section 3.01 of the Indenture provides that certain terms and conditions for each series of Securities issued by the Company thereunder may be set forth in a Supplemental Indenture; and

WHEREAS, the Company and the Guarantor represent that all conditions and requirements of the Indenture necessary to make this Fourth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by each of them and the execution and delivery thereof have been in all respects duly authorized by such parties.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the mutual premises and agreements herein contained, the Company, the Guarantor and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of such debt securities, as follows:

ARTICLE ONE

CREATION OF THE NOTES

Section 1.1. Designation of Series. Pursuant to the terms hereof and Sections 2.01 and 3.01 of the Indenture, the Company hereby creates a series of its debt securities designated as the “3.750% Senior Notes due 2026” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.

Section 1.2. Form of Notes. The definitive form of the Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Notes shall bear interest, be payable and have such other terms as are stated in the form of definitive Note and in the Indenture, as supplemented by this Fourth Supplemental Indenture. The Stated Maturity of the Notes shall be January 15, 2026.

Section 1.3. Limit on Amount of Series. The Notes initially shall not exceed U.S.$500,000,000 in aggregate principal amount, and may, upon the execution and delivery of this Fourth Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon the delivery of a Company Order. Additional Notes may be authenticated and delivered under the Indenture as supplemented by this Fourth Supplemental Indenture at any time and from time to time, and such Notes will have the same terms and conditions as, and be treated as a single class (for all purposes under the Indenture) with the Notes.

Section 1.4. No Sinking Fund. No sinking fund will be provided with respect to the Notes.

Section 1.5. Notes Not Convertible or Exchangeable. The Notes will not be convertible or exchangeable for other securities or property.

Section 1.6. Issuance of Notes; Selection of Depositary. The Notes shall be issued in permanent global form, without coupons. The Notes will be registered in the name of Cede & Co., as nominee of the Depositary and deposited with or on behalf of the Depositary or with the Trustee, as custodian for Depositary, for the accounts of Euroclear and Clearstream.

If the Depositary is at any time unwilling or unable to continue as a depositary, or if, in the case of the Notes held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, is closed for business for 14 continuous days or announces an intention to cease or permanently ceases business, the Company will issue certificates for the Notes in definitive, fully registered, non-global form without interest coupons in exchange for the Global Securities. In all cases, certificates for Notes delivered in exchange for any Global Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by the Depositary.

Section 1.7. Book-Entry Provisions for Global Security. In addition to the terms and provisions set forth in Section 3.06 of the Indenture, investors in any Global Security may hold their interests in such Global Security through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors in any Global Security may also hold such interests through organizations other than Euroclear or Clearstream that are participants in the Depositary’s system. Euroclear and Clearstream will hold interests in such Global Security on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in such Global Security in customer’s securities accounts in the depositaries’ names on the books of the Depositary. All interests in a Global Security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of the Depositary. Those interests held through Euroclear and Clearstream will be subject to the procedures and requirements of such system.

Section 1.8. Exchanges. The Company may at any time change the stock exchange on which the Notes are listed if it is in their best interest to do so, provided that the Notes are at all times listed on a “recognised stock exchange” (within the meaning of Section 1005 of the U.K. Income Tax Act 2007). The Company will promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

ARTICLE TWO

APPOINTMENT OF THE TRUSTEE FOR THE NOTES

Section 2.1. Appointment of Trustee. Pursuant and subject to the Indenture, the Company hereby constitutes the Trustee as trustee to act on behalf of the Holders of the Notes, and as the Paying Agent and Registrar for the Notes, effective upon execution and delivery of this Fourth Supplemental Indenture. By execution, acknowledgment and delivery of this Fourth Supplemental Indenture, the Trustee hereby accepts appointment as trustee, Paying Agent and Registrar with respect to the Notes, and agrees to perform such trusts upon the terms and conditions set forth in the Indenture and in this Fourth Supplemental Indenture.

Section 2.2. Rights, Powers, Duties and Obligations of the Trustee. Any rights, powers, duties and obligations by any provisions of the Indenture conferred or imposed upon the Trustee shall, insofar as permitted by law, be conferred or imposed upon and exercised or performed by the Trustee with respect to the Notes.

ARTICLE THREE

COVENANTS

Section 3.1. Maintenance of Office or Agency. The Company will maintain in The City of New York an office or agency where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes or the Guarantor in respect of the Guarantee and this Indenture may be served. The Trustee’s office located at 101 Barclay Street, 7E, New York, NY 10286, Attention: Corporate Trust Department, shall initially be such office or agency of the Company in New York, unless the Company shall designate and maintain some other office or agency for one or more of such purposes, such office or agency not being in a jurisdiction that requires payments relating to the Notes to be made subject to withholding or deduction for or on account of taxes imposed by that jurisdiction. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and the Company and the Guarantor hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate one or more other offices or agencies (in or outside of The City of New York) outside of the United Kingdom (provided, however, that in doing so it shall not designate such offices or agencies in a jurisdiction that requires payments relating to the Notes to be made subject to withholding or deduction for or on account of taxes imposed by that jurisdiction) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in The City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.2. Applicability of Article. The covenants set forth in Article X of the Indenture, other than Section 10.09 of the Indenture, and this Article Three shall apply to the Notes.

ARTICLE FOUR

REDEMPTION OF NOTES

Pursuant to Section 3.01(vii) and Article XI of the Indenture, so long as any of the Notes are Outstanding, the following provisions shall be applicable to the Notes:

Section 4.1. Redemption for Tax Reasons.

(a) If, as the result of any change in or amendment to the laws, regulations or published tax rulings of a Tax Jurisdiction (as defined in Section 5.1 of this Fourth Supplemental Indenture), or any change in or amendment to the official application, administration or interpretation of these laws, regulations or published tax rulings, which change or amendment was not announced before, and becomes effective on or after, October 8, 2015 (or, in the case of any change in or amendment to the laws, regulations or published tax rulings of any jurisdiction that becomes a Tax Jurisdiction after October 8, 2015, which change or amendment was not announced before, and becomes effective on or after, the date such jurisdiction becomes a Tax Jurisdiction), the Company determines in good faith that it must pay any Additional Amounts (as defined in Section 5.1 of this Fourth Supplemental Indenture) which are more than a de minimis amount and that such obligation cannot be avoided by the use of reasonable measures available to the Company or the Guarantor, then the Company may, at its option, redeem all, but not less than all, of the Notes at a Redemption Price equal to 100% of the principal amount of such Notes plus accrued and unpaid interest and any Additional Amounts to, but excluding, the Redemption Date.

(b) If the Company chooses to redeem the Notes, the Company shall deliver a notice of redemption to Holders of the Notes not less than 30 but no more than 60 days before the Redemption Date (which notice shall be irrevocable). In addition, as long as the Notes are listed on the New York Stock Exchange (or such other exchange as meets the definition of a “recognised stock exchange” within the meaning of section 1005 of the U.K. Income Tax Act 2007), to the extent required by that exchange, the Company shall give notice to that exchange and publicize such redemption in accordance with any such requirements of that exchange. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portion of the Notes called for redemption. Immediately prior to the delivery of any notice of redemption described in this Section, the Company shall deliver to the Trustee (1) a certificate stating that the Company is entitled to elect to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right so to elect to redeem have occurred and (2) an Opinion of Counsel qualified under the laws of the relevant Tax Jurisdiction to the effect that the Company must pay Additional Amounts as a result of such amendment or change referred to in Section 4.1(a) and that such obligation cannot be avoided by the use of reasonable measures available to the Company or the Guarantor.

Section 4.2. Optional Redemption by the Company.

(a) The Notes are redeemable, in whole or in part, at the option of the Company, at any time at a Redemption Price equal to the greater of (1) 100% of the principal amount of such Notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes to be redeemed discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest and Additional Amounts, if any, on the Notes to but excluding the Redemption Date; provided, however, that interest installments due on an Interest Payment Date which is on or prior to the Redemption Date will be payable to Holders who are Holders of record of the Notes as of the close of business on the Regular Record Date next preceding such Interest Payment Date.

All determinations made by any Reference Treasury Dealer with respect to determining the Redemption Price pursuant to this Section 4.2 shall be final and binding on the Company, the Guarantor, the Trustee and the Holders absent manifest error.

(b) The provisions of Article XI of the Indenture shall apply to a redemption of the Notes pursuant to this Section 4.2; provided, that, notwithstanding anything to the contrary in Section 11.05 of the Indenture, the notice of the redemption described therein shall not state the Redemption Price. The Redemption Price shall be provided by a separate notice to the Holders of the Notes on the third Business Day immediately preceding the Redemption Date.

Section 4.3. Certain Definitions. For purposes hereof,

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means (a) the average of the remaining Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., or their affiliates which are primary U.S. government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company shall select another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m., New York time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue (computed as of the third Business Day immediately preceding the Redemption Date), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

Section 4.4. Notice of Redemption. In addition to the terms set forth in Section 11.05 of the Indenture with respect to notice of redemption, as long as the Notes are listed on the New York Stock Exchange (or such other exchange as meets the definition of a “recognised stock exchange” within the meaning of section 1005 of the U.K. Income Tax Act 2007), to the extent required by that exchange, the Company shall give notice of such redemption to the New York Stock Exchange and publicize such redemption in accordance with any such requirements of such exchange.

Section 4.5. Applicability of Article. Redemption of the Notes at the election of the Company or otherwise, as permitted or required by any provision of the Notes or this Fourth Supplemental Indenture, shall be made in accordance with Article XI of the Indenture and this Article Four; provided, that, notwithstanding anything to the contrary in Section 11.05 of the Indenture, the notice of the redemption described therein shall not state the Redemption Price. The Redemption Price shall be provided by a separate notice to the Holders of the Notes on the third Business Day immediately preceding the Redemption Date.

ARTICLE FIVE

PAYMENT OF ADDITIONAL AMOUNTS

Section 5.1. Additional Amounts. All payments made by the Company and the Guarantor under or with respect to the Notes and the Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments, levies, imposts or other governmental charges of similar nature (including penalties, interest and other liabilities related thereto) (collectively “Taxes”), unless the withholding or deduction of such Taxes is then required by law or the interpretation or administration thereof. In the event that any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of (i) the United Kingdom or any other jurisdiction in which the Company or the Guarantor is organized or incorporated, engaged in business, resident for tax purposes or generally subject to tax on a net income basis, or any political subdivision or any taxing authority thereof or situated therein or (ii) any jurisdiction from or through which any payment is made by or on behalf of the Company or the Guarantor (including, without limitation, the jurisdiction of any Paying Agent) or any political subdivision or any taxing authority thereof or situated therein (each a “Tax Jurisdiction”) is at any time so required to be made from any payments made by the Company or the Guarantor under or with respect to the Notes or the Guarantee, the Company shall pay such additional amounts (“Additional Amounts”) that are necessary in order that the net amounts received in respect of such payments by each Holder of the Notes (after such deduction or withholding of such Taxes, including any deduction or withholding of such Taxes with respect to such Additional Amounts) shall equal the respective amounts which would have been received in respect of such payments had no such withholding or deduction of such Taxes been so required.

Section 5.2. Exception to Payments of Additional Amounts. The Company’s obligation to pay Additional Amounts pursuant to Section 5.1 shall not apply to:

(a) any Taxes (1) to the extent that such Taxes would not have been so imposed but for the existence of any present or former connection between the Holder or beneficial owner of the Notes and the Tax Jurisdiction imposing such Taxes, other than solely resulting from the mere acquisition, holding, ownership, or disposition of the Notes, the enforcement of, or exercise of rights under, the Notes, the Indenture or the Guarantee, and/or receipt of payment in respect of the Notes; (2) to the extent such Taxes would not have been so imposed but for the failure of the Holder or beneficial owner of the Notes (i) to comply with any reasonable request made by the Company in writing to such Holder or beneficial owner at least 90 days before any withholding or deduction of such Taxes would be so required; (ii) to make a timely and valid declaration or similar claim for exemption from such Taxes or to comply with applicable certification, identification, information or other reporting requirements concerning such Holder’s or beneficial owner’s identity, nationality, residence, place of establishment or connection with the Tax Jurisdiction imposing such Taxes; or (iii) to make any other declaration or similar claim or otherwise satisfy any information reporting requirements, in each case, which is imposed by statute, treaty, regulation or administrative practice of such Tax Jurisdiction as a precondition to an applicable exemption from, or reduction in the rate of deduction or withholding of, such Taxes, but in each case, only to the extent such holder or beneficial owner is legally entitled to make such declaration or claim or to comply with such requirements; (3) to the extent such Taxes were imposed as a result of presentation of a Note for payment (where presentation is required) by or on behalf of a Holder of Notes that would have been able to avoid such withholding or deduction by presenting such note to another Paying Agent in another member state of the European Union; or (4) to the extent such Taxes were imposed as a result of presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder of such Note, except to the extent that such Holder would have been entitled to Additional Amounts had the Note been presented for payment on the last day of such 30-day period;

(b) except as otherwise provided below, any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(c) any Taxes which are imposed on a payment to any individual holder and is required to be made pursuant to European Council Directive 2003/48/EC or any law complying with, or introduced in order to conform to, such Directive;

(d) any Taxes payable otherwise than by deduction or withholding from payments under, or with respect to, the Notes; or

(e) any combination of the items listed in (a), (b), (c) or (d) in this Section 5.2.

Section 5.3. Indemnification. The Company and the Guarantor shall also pay and indemnify Holders and beneficial owners of the Notes for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes (including penalties, interest and other liabilities related thereto) which are levied by any jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, the Indenture, the Guarantee or any other document or instrument referred to therein, or the receipt of any payments with respect to, or the enforcement of, the Notes, the Indenture or the Guarantee (such sum being recoverable from the Company and the Guarantor as a liquidated sum payable as a debt).

Section 5.4. Notice to Trustee. If the Company or the Guarantor becomes aware that the Company or the Guarantor shall be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the Guarantee, the Company shall deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company shall notify the Trustee promptly thereafter) notice stating the fact that Additional Amounts shall be payable and the amount estimated to be so payable. The notice must also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Company shall provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

Section 5.5. Witholding of Taxes. The Company and the Guarantor shall make all withholdings and deductions of Taxes (within the time period and in the minimum amount) so required and shall remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. The Company and the Guarantor shall use their reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any Taxes so deducted or withheld. The Company shall furnish to the Trustee (or to a Holder upon request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of tax receipts evidencing payment of such Taxes by the Company or the Guarantor, or if, notwithstanding the Company’s or the Guarantor’s efforts to obtain receipts, receipts are not obtained, other appropriate evidence (reasonably satisfactory to the Trustee) of payment of such Taxes by the Company or the Guarantor.

Section 5.6. Additional Amounts Included in Payments. Whenever the Indenture refers in any context to the payment of principal of, interest on, or any other amount payable on, any Note or the net proceeds received on the sale or exchange of any Note, such reference includes the payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were, or would be payable pursuant to the Indenture.

Section 5.7. Use of the Term “additional amounts”. Whenever the Indenture refers to the term “additional amounts” in Sections 4.01, 5.01, 5.02, 9.02, 10.10 and 12.04 of the Indenture, such term shall be deemed to be “Additional Amounts” as defined in Section 5.1 above.

Section 5.8. Survival. The obligations in this Article Five shall survive any termination, defeasance or discharge of the Indenture and shall apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Company or the Guarantor is incorporated or organized, engaged in business, resident for tax purposes or generally subject to tax on a net income basis, or any political subdivision or any taxing authority thereof or situated therein or any jurisdiction from or through which any payment under or with respect to the Notes or the Guarantee is made by or on behalf of such Person (including, without limitation, the jurisdiction of any Paying Agent) or any political subdivision or any taxing authority thereof or situated therein.

ARTICLE SIX

DEFEASANCE

Section 6.1. Defeasance Applicable to Notes. Pursuant to Section 3.01(xi) and Section 12.01 of the Indenture, the Company will have (i) the option of defeasance of the Notes under Section 12.02 of the Indenture and (ii) the option of covenant defeasance under Section 12.03 of the Indenture, in each case, upon the terms and conditions contained in Article XII of the Indenture.

ARTICLE SEVEN

GUARANTEE

Section 7.1. Execution and Delivery of the Guarantee. To further evidence the Guarantee set forth in Section 13.01 of the Indenture, the Guarantor hereby agrees that a notation of the Guarantee, substantially in the form set forth in Exhibit A hereto, shall be endorsed on each Note authenticated and delivered by the Trustee.

ARTICLE EIGHT

MISCELLANEOUS

Section 8.1. Application of Fourth Supplemental Indenture. Each and every term and condition contained in this Fourth Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes created hereby and not to any future series of Notes established under the Indenture.

Section 8.2. Benefits of Fourth Supplemental Indenture. Nothing contained in this Fourth Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company, the Guarantor and the Trustee any right or interest to avail itself or himself, as the case may be, of any benefit under any provision of the Indenture or this Fourth Supplemental Indenture.

Section 8.3. Effective Date. This Fourth Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 8.4. Governing Law. This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to applicable principles of conflicts of law thereof that would require the application of the law of any other state).

Section 8.5. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 8.6. Satisfaction and Discharge. The Company shall be deemed to have satisfied all of its obligations under this Fourth Supplemental Indenture upon compliance with the provisions of (i) Section 4.01 of the Indenture relating to satisfaction and discharge of the Indenture or (ii) Section 12.02 of the Indenture relating to defeasance of the Notes, to the extent set forth in Section 12.01 of the Indenture.

Section 8.7. Trustee’s Disclaimer. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 8.8. Foreign Account Tax Compliance Act (FATCA). In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to the Fourth Supplemental Indenture, the Company agrees (i) to provide to The Bank of New York Mellon sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so The Bank of New York Mellon can determine whether it has tax related obligations under Applicable Law, (ii) that The Bank of New York Mellon shall be entitled to make any withholding or deduction from payments under the Fourth Supplemental Indenture to the extent necessary to comply with Applicable Law for which The Bank of New York Mellon shall not have any liability, and (iii) to hold harmless The Bank of New York Mellon for any losses it may suffer due to the actions it takes to comply with such Applicable Law. The terms of this section shall survive the termination of this Fourth Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

INVESCO FINANCE PLC

By	/s/ Loren M. Starr
Name: Loren M. Starr
Title: Director

INVESCO LTD.

By	/s/ Loren M. Starr
Name: Loren M. Starr
Title: Senior Managing Director and Chief Financial Officer

THE BANK OF NEW YORK MELLON, solely as Trustee

By	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

EXHIBIT A

FORM OF

3.750% SENIOR NOTE DUE 2026

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

[TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 3.06 OF THE INDENTURE.]*

INVESCO FINANCE PLC

$[                              ]

3.750% SENIOR NOTES DUE 2026

No.	CUSIP No: 46132F AD2

INVESCO FINANCE PLC, a public limited company organized under the laws of England and Wales (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to [Cede & Co.]*, or its registered assigns, the principal sum of                                          (US$                    ), on January 15, 2026.

*	Insert in Global Securities

Interest Rate:	3.750% per annum.

Interest Payment Dates:	January 15 and July 15 of each year commencing July 15, 2016.

Regular Record Dates:	January 1 and July 1 of each year.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized officer.

Date: ______________	INVESCO FINANCE PLC

By:
Name:
Title:

(Form of Trustee’s Certificate of Authentication)

This is one of the 3.750% Senior Notes due 2026 designated herein and referred to in the within-mentioned Indenture (as supplemented by the within mentioned Fourth Supplemental Indenture).

Date: ______________	THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[REVERSE SIDE OF SECURITY]

INVESCO FINANCE PLC

3.750% SENIOR NOTES DUE 2026

1. Principal and Interest.

The Company will pay the principal of this Security on January 15, 2026.

The Company promises to pay interest on the principal amount of this Security on each Interest Payment Date, as set forth below, at the rate of 3.750% per annum.

Interest will be payable semiannually (to the holders of record of the Securities (or any predecessor Securities) at the close of business on the Regular Record Date) on each Interest Payment Date, commencing July 15, 2016.

Interest on this Security will accrue from the most recent date to which interest has been paid on this Security or, if no interest has been paid, from the date of original issue; provided that, if there is no existing default in the payment of interest and if this Security is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Under certain circumstances described in the Indenture, the Company or the Guarantor also shall pay Additional Amounts to the Holders of Securities.

The Company shall pay interest on overdue principal and interest on overdue installments of interest and Additional Amounts, to the extent lawful, at a rate per annum equal to the rate of interest applicable to the Securities.

2. Method of Payment.

The Company will pay interest (except defaulted interest) on the principal amount of the Securities on each January 15 and July 15 to the persons who are Holders (as reflected in the Security Register at the close of business on the January 1 and July 1 immediately preceding the Interest Payment Date, whether or not such January 1 or July 1 is a Business Day), in each case, even if the Security is cancelled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this Security to any Paying Agent on or after January 15, 2026.

The Company will pay principal, interest and Additional Amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payment of the principal of, interest on and Additional Amounts with respect to the Securities will be made at the office or agency of the Company maintained for that purpose in the City of New York (which shall be located at 101 Barclay Street, 7E, New York, NY 10286, Attention:

Corporate Trust Department, unless the Company shall designate and maintain some other office or agency for such purpose), in lawful money of the United States of America, or payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register; provided, however, that all payments to Holders who have given wire transfer instructions to the Trustee (or other Paying Agent) by the Regular Record Date for such payment will be made by wire transfer of immediately available funds to the accounts specified by such Holder. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3. Paying Agent and Registrar.

Initially, the Trustee will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar upon written notice thereto. The Company, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-registrar. No Paying Agent, Registrar or co-registrar shall be located in a jurisdiction that requires payments relating to the Notes to be made subject to withholding or deduction for or on account of taxes imposed by that jurisdiction.

4. Guarantees.

This Security is entitled to the benefits of the Guarantee made by the Guarantor as described in the Indenture, pursuant to which the Guarantor has irrevocably, fully and unconditionally guaranteed on a senior unsecured basis the punctual payment when due, whether at Stated Maturity, by acceleration, redemption or otherwise, of all obligations of the Company under the Indenture and this Security. The Guarantor shall be released from its Guarantee upon the terms and subject to the conditions set forth in the Indenture (as defined below).

5. Indenture; Limitations.

The Company issued the Securities under an Indenture dated as of November 8, 2012 as supplemented by a Fourth Supplemental Indenture dated as of October 14, 2015 (the “Indenture”), among the Company, Invesco Ltd., a Bermuda exempted limited company (the “Guarantor” which term includes any successor guarantor under the Indenture) and The Bank of New York Mellon, as trustee (the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Securities are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Security and the terms of the Indenture, the terms of the Indenture shall control.

The Securities are senior unsecured obligations of the Company.

6. Redemption.

(a) Subject to Section 4.1 of the Fourth Supplemental Indenture, in the event that the Company has become or would become obligated to pay any Additional Amounts as a result of any change in or amendment to the laws, regulations or published tax rulings of a Tax Jurisdiction, or any change in or amendment to the official application, administration or interpretation of these laws, regulations or published tax rulings, which change or amendment was not announced before, and becomes effective on or after, October 8, 2015 (or, in the case of any change in or amendment to the laws, regulations or published tax rulings of any jurisdiction that becomes a Tax Jurisdiction after October 8, 2015, which change or amendment was not announced before, and becomes effective on or after, the date such jurisdiction becomes a Tax Jurisdiction), then the Company may redeem all, but not less than all, of the Securities at any time at 100% of the principal amount thereof on the Redemption Date, together with accrued and unpaid interest and Additional Amounts, if any, thereon to but excluding the Redemption Date. Prior to the publication of the notice of redemption in accordance with the foregoing, the Company shall deliver to the Trustee an Opinion of Counsel.

(b) The Securities may be redeemed, in whole or in part, at the option of the Company at any time at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of the Securities to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of the principal and interest (exclusive of interest accrued to the date of redemption) on such Securities to be redeemed discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest and Additional Amounts, if any, thereon to but excluding the Redemption Date; provided, however, that interest installments due on an Interest Payment Date which is on or prior to the Redemption Date will be payable to Holders who are Holders of record of such Securities as of the close of business on the Regular Record Date preceding such Interest Payment Date.

(c) Notice of a redemption will be sent at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at such Holder’s last address as it appears in the Security Register. Securities in original denominations larger than US$2,000 may be redeemed in part in integral multiples of US$1,000. On and after the Redemption Date, interest ceases to accrue on Securities or portions of Securities called for redemption, unless the Company defaults in the payment of the Redemption Price.

7. Denominations; Transfer; Exchange.

The Securities are in registered form without coupons, in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. A Holder may register the transfer or exchange of Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Securities selected for redemption (except the unredeemed portion of any Security being redeemed in part). Also, it need not register the transfer or exchange of any Securities for a period of 15 days before a selection of Securities to be redeemed is made.

As long as the Securities are listed on the New York Stock Exchange (or such other exchange as meets the definition of a “recognised stock exchange” within the meaning of section 1005 of the U.K. Income Tax Act 2007), to the extent required by that exchange, the Company shall give notice of such redemption to the New York Stock Exchange and publicize such redemption in accordance with any such requirements of such exchange.

8. Persons Deemed Owners.

Prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

9. Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

10. Discharge Prior to Redemption or Maturity.

Provided other conditions in the Indenture are met, if the Company irrevocably deposits, or causes to be deposited, with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, accrued interest on and Additional Amounts with respect to the Securities to redemption or maturity, the Company will be discharged from the Indenture and the Securities, except in certain circumstances for certain sections thereof.

11. Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then Outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Securities then Outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Securities to, among other things, cure any ambiguity, defect or inconsistency, make changes that comply with rules or regulations of any securities exchange or automated quotation system on which the Securities may be listed or traded and make any change that does not adversely affect the rights of any Holder in any material respect.

12. Restrictive Covenants.

The Indenture contains certain covenants, including, without limitation, covenants with respect to the merger and certain transfers of assets. Within 120 days after the end of each fiscal year, the Company must report to the Trustee on compliance with such covenants.

13. Successor Persons.

When a successor person or other entity expressly assumes all the obligations of its predecessor under the Securities and the Indenture, the predecessor person will be released from those obligations, provided other conditions in the Indenture are met.

14. Remedies for Events of Default.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Securities then Outstanding may declare all the Securities to be immediately due and payable. If a bankruptcy or insolvency default with respect to the Company or the Guarantor occurs and is continuing, the Securities automatically become immediately due and payable. Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of at least a majority in principal amount of the Securities then Outstanding may direct the Trustee in its exercise of any trust or power.

15. Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may make loans to, accept deposits from, perform services for, and otherwise deal with, the Company and its Affiliates as if it were not the Trustee.

16. Authentication.

This Security shall not be valid until the Trustee signs the certificate of authentication on the other side of this Security.

17. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to INVESCO FINANCE PLC, 1555 Peachtree Street, N.E., Suite 1800, Atlanta, Georgia 30309, Attention: Chief Financial Officer.

SCHEDULE I

INVESCO FINANCE PLC

3.750% SENIOR NOTE DUE 2026

Date	Principal Amount	Notation

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto:                                                                                                                                                                                             [Insert Taxpayer Identification No.]

                                                          [Please print or typewrite name and address including zip code of assignee]

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney and agent to transfer such Security on the books of the Company with full power of substitution in the premises.

Date:

[NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.]

Signature guaranteed by a member of a “Signature Guarantee Program” (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program, (“MSP”) (an “Eligible Institution”), the signature(s) must be guaranteed by an Eligible Institution.

GUARANTEE

For value received, the undersigned hereby unconditionally guarantees, as principal obligor and not only as a surety, to the Holder of this Security the cash payments in U.S. dollars of principal of and interest on this Security in the amounts and at the times when due and interest on the overdue principal, interest, if any, and Additional Amounts with respect to this Security, if lawful, and the payment or performance of all other obligations of the Company under the Indenture (as defined below) or the Securities, to the Holder of this Security and the Trustee, all in accordance with and subject to the terms and limitations of this Security, Article XIII of the Indenture and this Guarantee. This Guarantee will become effective in accordance with Article XIII of the Indenture and its terms shall be evidenced therein. The validity and enforceability of this Guarantee shall not be affected by the fact that it is not affixed to any particular Security.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture (as supplemented by the Fourth Supplemental Indenture dated as of October 14, 2015 by and among Invesco Finance plc, Invesco Ltd. (the “Guarantor”) and The Bank of New York Mellon (the “Trustee”) relating to the 3.750% Senior Notes due 2026) (the “Indenture”) dated as of November 8, 2012 among Invesco Finance plc, the Guarantor and the Trustee.

The obligations of the undersigned to the Holders of Securities and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article XIII of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.

This Guarantee will be a senior unsecured obligation of the Guarantor and will rank pari passu in right of payment with all other existing and future senior unsecured obligations of the Guarantor.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

This Guarantee is subject to release upon the terms set forth in the Indenture.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Date: October 14, 2015

INVESCO LTD.

By
Name:
Title: